EXHIBIT (v)

PITNEY BOWES SENIOR EXECUTIVE SEVERANCE POLICY

(As Amended and Restated Effective as of January 1, 2000)

FOR BOARD APPROVAL JULY 2000

EXHIBIT (v)

PITNEY BOWES

SENIOR EXECUTIVE SEVERANCE POLICY

INDEX

SECTION	PAGE

SECTION ONE—Introduction and Purpose

1.1	Introduction and Purpose	3

SECTION TWO—Definitions

2.1	Annual Incentive	4
2.2	Annual Incentive Award	4
2.3	Annual Salary	4
2.4	Board	4
2.5	Change of Control	4
2.6	Code	5
2.7	Company	5
2.8	Date of the Change of Control	5
2.9	Date of Termination	5
2.10	Employee	5
2.11	ERISA	5
2.12	Participant	5
2.13	Plan	5
2.14	Restatement Effective Date	5
2.15	Separation Period	5

SECTION THREE—Participation	6

SECTION FOUR—Separation Benefits	7

SECTION FIVE—Termination of Employment	9

SECTION SIX—Administration and Claims	11

SECTION SEVEN—Amendment and Termination	12

SECTION EIGHT—Certain Additional Payments	13

SECTION NINE—Miscellaneous

9.1	Non-Alienability	16
9.2	Eligibility for Other Benefits	16
9.3	Unfunded Plan Status	16
9.4	Validity and Severability	16
9.5	Governing Law	16
9.6	Plan Records	16
9.7	Legal Service	16

EXHIBIT (v)

SECTION ONE

INTRODUCTION AND PURPOSE

1.1

The Pitney Bowes Senior Executive Severance Policy was initially adopted in December 1995 and is hereby amended and restated effective as of January 1, 2000. The purpose of the Plan is to provide certain designated senior executive employees with continued compensation and benefits, subject to the specific terms and conditions set forth in the Plan, in the event there is a Change of Control and the covered executive incurs a Termination of Employment. In addition, the Plan is intended to provide an incentive to covered executives to continue to perform their job duties on behalf of the Company where the Company is faced with a Change of Control. No Change of Control occurred under the terms of the Plan as in effect prior to January 1, 2000.

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SECTION TWO

DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

2.1	“Annual Incentive” shall mean the annual Performance Based Compensation Incentive that a Participant is eligible to earn pursuant to the Pitney Bowes Key Employee Incentive Plan.

2.2	“Annual Incentive Award” shall mean the highest Annual Incentive amount Participant received in any of the three consecutive twelve month periods prior to the Date of Termination.

2.3

“Annual Salary” shall mean the Participant’s regular annual base salary in effect immediately prior to his or her Date of Termination, including cash compensation converted to other benefits under a flexible benefit arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding any type of allowances, reimbursements, premium pay, Cash Incentive Units, sign-on bonus, stock options and any actual gain thereon, prizes, awards, special bonuses and incentive payments other than the Annual Incentive Award.

2.4	“Board” shall mean the Board of Directors of the Company.

2.5	“Change of Control” For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i) there is an acquisition, in any one transaction or a series of transactions other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section l3(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who, as of January 1, 2000, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a

EXHIBIT (v)

director subsequent to January 1, 2000, whose election, or nomination for election by Pitney Bowes shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(l 1) or Regulation l4A promulgated under the Exchange Act); or

(iii) there occurs either (A) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation of dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company” shall mean Pitney Bowes Inc. and any successor thereto

2.8	“Date of the Change of Control” shall mean the date on which a Change of Control is determined to first occur.

2.9	“Date of Termination” shall mean the date on which a Participant incurs a Termination of Employment as defined in Section hereof.

2.10	“Employee” shall mean any regular full-time employee of the Company or a subsidiary or affiliate of the Company, as determined by the Company.

2.11	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations there under.

2.12	“Participant” shall mean an Employee who is designated as a Participant pursuant to Section III hereof

2.13	“Plan” shall mean the Pitney Bowes Senior Executive Severance Policy.

2.14	“Restatement Effective Date” shall mean January 1, 2000.

2.15

“Separation Period” shall mean (i) for Participants who are in Executive Bands A, B, C, or D, the period beginning on a Participant’s Date of Termination and ending on the third anniversary thereof (ii) for Participants who are in Executive Bands E, F or G or who are corporate officers of Pitney Bowes Inc. but do not participate in the Long Term Incentive Program, the period beginning on a Participant’s Date of Termination and ending on the second anniversary thereof.

EXHIBIT (v)

SECTION THREE

PARTICIPATION

3.1	Each Employee who falls within Executive Bands A, B, C, D, E, F or G, or who is a corporate officer of Pitney Bowes Inc. shall be a Participant in the Plan.

3.2

Prior to the time a Change of Control has occurred, the Board may, in its sole discretion, without notice, amend, modify or terminate the eligibility of certain individual Employees or classes of Employees or Participants to participate in the Plan; provided, however, that such eligibility or participation may not be so amended, modified or terminated in connection with an actual, threatened, or proposed Change of Control in any manner which would result in an Employee or Participant otherwise becoming ineligible to participate in the Plan; and provided further that any amendment, modification or termination of an Employee is or Participant’s participation in the Plan occurring within one year prior to a Change of Control shall be deemed to be in connection with an actual, threatened, or proposed Change of Control and shall be void.

In addition, when a Change of Control occurs, all rights of an Employee or Participant to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Company and any successors thereto, subject to the terms and conditions hereof.

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SECTION FOUR

SEPARATION BENEFITS

4.1

If any Participant incurs a Termination of Employment within two years after a Change of Control occurs (whether or not such termination is a result of such Change of Control) or a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or in anticipation of a Change of Control, and a Change of Control subsequently occurs, the Company shall pay such Participant, within ten days of the Date of Termination, a cash payment in one lump sum as determined in Section 4.2 hereof and the benefits as determined in Sections 4.3 and 4.4 hereof. For purposes of determining the benefits set forth in Sections 4.3 and 4.4, if the Participant incurs a Termination of Employment following a reduction of the Participant’s Annual Salary, opportunity to earn an Annual Incentive, or other compensation or employee benefits, such reduction shall be not be given effect.

4.2	The cash payment in one lump sum described in Section 4.1 hereof shall be determined by aggregating amounts described in Sections 4.2(a) and (b).

(a)

For a Participant in Executive Bands A, B, C, or D, an amount equal to the product of (1) three times (2) the sum of (x) the Participant’s Annual Salary and (y) the Participant’s Annual Incentive Award.

For a Participant in Executive Bands E, F, or G, or who is a corporate officer of Pitney Bowes Inc but does not participate in the Long Term Incentive Program, an amount equal to the product of (1) two times (2) the sum of (x) the Participant’s Annual Salary and (y) the Participant’s Annual Incentive Award.

(b)

An amount equal to the difference between (1) the lump sum actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) and any excess or supplemental retirement plans in which the Participant participates (collectively, the “SERP”) which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant’s compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination and assuming the Participant is fully vested in his or her benefit under the Retirement Plan as of the Date of Termination, and (2) the lump sum actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial determination hereunder shall be made as of the Date of Termination and the actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the Effective Date.

4.3

During the Separation Period, the Participant and his or her Dependents shall continue to be provided with the medical, prescription drug, dental and life insurance and other health and welfare benefits in which the

EXHIBIT (v)

Participant has coverage under the plans or programs of the Company or its affiliates at the Date of Termination as if the Participant’s employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive a particular benefit described above under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Company’s plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired or terminated employment on the last day of such period. The “COBRA” continuation period for a Participant shall commence following the last day of the Separation Period.

4.4

The Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Company, but at a cost to the Company of not more than the lesser of (i) 12% of Annual Salary and (ii) fifty thousand dollars ($50,000.00).

4.5

To the extent any benefits described in this Section 4.1 cannot be provided to the Participant pursuant to the appropriate plan or program maintained for Company employees in which a Participant participates, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

4.6

The cash lump sum payment and continuation benefits set forth in Sections 4.1, 4.2, 4.3 and 4.4 shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to regular Annual Salary earned but unpaid as of the Date of Termination, Annual Incentives earned but unpaid as of the Date of Termination, accrued vacation or sick pay, amounts or benefits payable under any incentive (other than the Annual Incentive) or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or any other severance plan, program or policy of the Company and it affiliates.

EXHIBIT (v)

SECTION FIVE

TERMINATION OF EMPLOYMENT

5.1

For purposes of the Plan, “Termination of Employment” shall mean (i) a termination of a Participant’s employment by the Company other than because of (x) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (y) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, and (ii) a termination of employment by the Participant for any reason during the 30-day period. Immediately following the first anniversary of the Date of the Change of Control termination of employment by the Participant or for any of the following reasons:

1.

The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.

Any failure by the Company following a Change of Control to continue to provide the Participant with Annual Salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the Date of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

3.

Any failure by the Company following a Change of Control to continue. to provide the Participant with the opportunity to earn Annual Incentives (and long-term incentive compensation as applicable) on a basis at least equal to that provided to the Participant prior to the Date of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.

The Company’s requiring the Participant to be based, after a Change of Control, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the Date of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.

Any failure by the Company, after a Change of Control, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and

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agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that an event described in subparagraphs 1 through 5 of this Section 5.1 has occurred shall be conclusive.

5.2

Any termination by the Company or by the Participant in accordance with Section 5.1 shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (i) indicates the specific termination provision in Section 5.1 above relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs 1 through 5 of Section 5.1 above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

In case of death, any unpaid payment or benefits to which the Participant was entitled at the time of death shall be paid to the Participant’s survivors or estate.

EXHIBIT (v)

SECTION SIX

ADMINISTRATION AND CLAIMS

6.1

The Plan Administrator shall be the Board or its delegate. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Board shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent to the Executive Director, Corporate Compensation of the Company, or equivalent position, and must be received within 90 days after Termination of Employment. If the Board determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Board determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Board a notice that the claimant contests the denial of his or her claim by the Board and desires a further review. The Board shall within 60 days thereafter review the claim and authorize the claimant and his or her personal representative to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Board. The Board will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Board determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

If, after a Change of Control, a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action and whether such action is between the Company and the Participant or between either of them and any third party.

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SECTION SEVEN

AMENDMENT AND TERMINATION

7.1

This Plan is established by the Company on a voluntary basis and not as consideration for services rendered in the past, and the benefits herein are provided at the will of the Company. Neither the establishment of this Plan nor the payment of benefits by the Company shall be construed or interpreted as a condition of employment, nor shall this Plan modify or enlarge any rights of any person covered by it to be continued or to be retained in the employ of the Company.

Prior to the time a Change of Control has occurred, the Board may, in its sole discretion, without notice, amend or modify, in whole or in part, all of the terms and conditions of this Plan; provided, however, that this Plan may not be so amended or modified in connection with an actual, threatened, or proposed Change of Control in any manner which would result in a reduction of benefits to any Participant; and provided further that any amendment or modification occurring within one year prior to a Change of Control shall be deemed to be “in connection with” an actual, threatened, or proposed Change of Control and shall be void unless the amended or modified Plan provides equivalent or greater benefits to every eligible Participant. Such amendment or modification may be retroactive in application; provided, however, such retroactive application shall not require or provide for the return or repayment of any benefits paid prior to the date of the adoption of the amendment or modification.

Prior to the time a Change of Control has occurred, the Board shall have the sole and absolute right to terminate this Plan without notice at any time; provided, however, that this Plan may not be so terminated in connection with an actual, threatened, or proposed Change of Control, unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant; and provided further that any termination occurring within one year prior to a Change of Control shall be deemed to be in connection with an actual, threatened, or proposed Change of Control, and shall be void unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant. Any valid termination shall be effective as of the date specified by the Board and, if no date is specified, the date of the action of termination by the Board. Upon termination, the Company will continue to make payments which have not been fully paid, in accordance with the terms of the Plan immediately prior to termination.

When a Change of Control, as defined herein, occurs, then all rights to severance payments contained herein shall vest in all covered Participants and shall be considered a contract right enforceable against the Company and any successors thereto, subject to the terms and conditions hereof.

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SECTION EIGHT

CERTAIN ADDITIONAL PAYMENTS

8.1

Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8.1, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Parachute Value of Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the Plan Payments, in the aggregate, shall be reduced to (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments actually made to the Participant.

8.2

Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section 8.5 below, any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8.3, and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

8.3

The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is• requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the

EXHIBIT (v)

Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(a)	give the Company any information reasonably requested by the Company relating to such claim,

(b)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8.4

If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 8.3, the Participant becomes entitled to receive any refund with respect to such claim the Participant shall (subject to the Company’s complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 8.3, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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8.5

Notwithstanding any other provision of this Section 8, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Participant all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Participant hereby consents to such withholding

8.6	Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(a)     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)    The “Net After-Tax Amount” of a Payment shall mean the Value of a payment net of all taxes imposed on the Participant with respect thereto under sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Participant’s taxable income for the taxable year in which the Payment is made.

(c)      “Parachute Value” of a Payment shall mean the present value as of the date of the event constituting the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(d)	A “Payment” shall mean any payment or distribution in the nature of compensation

(within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

(e) A “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 8).

(f) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

(g) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the event constituting the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

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SECTION NINE

MISCELLANEOUS

9.1

Non-Alienability. No benefit or payments provided hereunder shall be subject to any forms of sale, assignment or transfer. Benefits provided by this Plan shall not be subject to attachment, garnishment or other legal or equitable proceedings by creditors or persons representing creditors. Such payments are, however, subject to all applicable taxes and appropriate withholdings.

9.2

Eligibility for Other Benefits. This Plan shall have no effect on the Participant’s eligibility for other benefits customarily provided after termination unless otherwise stated in a written agreement executed by an authorized representative of the Company. The payments of benefits under this Plan shall not be deemed to be a continuation of employment, pay, or credited service for purposes of determining the availability, nature, or extent of the Company’s benefit plans, programs or policies, except as expressly set forth herein.

9.3

Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

9.4

Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.5

Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Connecticut without reference to principles of conflict of law, except to the extent pre-empted by federal law.

9.6	Plan Records. The records for this Plan are kept on a plan year beginning on January 1 and ending on the following December 31.

9.7	Legal Service. The person designated to receive legal papers or summons in connection with this Plan is the Corporate Secretary, Pitney Bowes Inc., World Headquarters, Stamford, CT 06926-0700.